Exhibit 5.1

FEDER, KASZOVITZ, ISAACSON, WEBER,
SKALA, BASS & RHINE, LLP
750 Lexington Avenue
New York, NY 10022
Tel: (212) 888-8200
Fax: (212) 888-7776

February 13, 2008

Board of Directors
Forticell Bioscience, Inc.
3960 Broadway
New York, New York 10032

Gentlemen:

We have acted as counsel for Forticell Bioscience, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of 36,349,706 shares of the Company’s common stock, par value $0.001 per share, being offered by certain selling stockholders identified under the heading "Selling Stockholders" in the prospectus included as part of the Registration Statement. The 36,349,706 shares offered by the selling stockholders are, in this opinion, collectively referred to as the "Shares".

We have examined the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction, of the Company's certificate of incorporation and by-laws, records of corporate proceedings, including minutes of meetings and written consents of the Company's Board of Directors and stockholders, certificates of public officials and officers and authorized representatives of the Company, and such other certificates, instruments and documents, and we have made such examination of law, as we have deemed necessary to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity to authentic originals of all documents submitted to us as copies thereof.

Based on the foregoing, we are of the opinion that all of the 36,349,706 Shares qualified by the Registration Statement for sale in the public securities markets by the Selling Stockholders have been duly authorized and

(a)	4,721,420 of such Shares have been validly issued and are fully paid and non-assessable;

(b)	7,673,040 of such shares will, upon conversion of the outstanding shares of the Company’s Series A Convertible Preferred stock, be validly issued, fully paid and non-assessable; and

(c)
of such shares the following will, upon the exercise of the following warrants and options issued by the Company and payment of the warrant and option exercise prices, be validly issued, fully paid and non-assessable.

(i)	6,468,991 shares upon the exercise of the Series A warrants;

(ii)	10,279 shares upon the exercise of the Series B-1 warrants;

(iii)	7,520 shares upon the exercise of the Series B-2 warrants;

(iv)	6,800 shares upon the exercise of the Series C warrants;

(v)	625,375 shares upon the exercise of the Series E warrants;

(vi)	8,000 shares upon the exercise of the Series EPA warrants;

(vii)	600,600 shares upon the exercise of the Series F warrants;

(viii)	18,360 shares upon the exercise of the Series FPA warrants;

(ix)	189,794 shares upon the exercise of the Series G warrants;

(x)	166,667 shares upon the exercise of the Series H warrants;

(xi)	8,398,127 shares upon the exercise of the Series M warrants;

(xii)	1,950,312 shares upon the exercise of the Series M-1 warrants;

(xiii)	2,262,420 shares upon the exercise of the options and warrants held by our former chief executive officer and our former chairman;

(xiv)	2,578,792 shares upon exercise of the warrants held by the placement agent and designees in our June 2007 private placement; and

(xv)	663,209 shares upon exercise of other warrants.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption the "Legal Matters" in the Registration Statement.

Very truly yours, /s/ Feder Kaszovitz Isaacson Weber Skala Bass & Rhine, LLP
FEDER KASZOVITZ ISAACSON WEBER SKALA BASS & RHINE, LLP